Exhibit 10.2

Amendment No. 1 to the 2013 Omnibus Non-Employee Director Incentive Plan

WHEREAS, Intercontinental Exchange, Inc. (the “Company”) has adopted and maintains the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth below, subject to approval by the stockholders of the Company, to be effective upon the date of such approval (the “Amendment Effective Date”); and

WHEREAS, capitalized terms not otherwise defined shall have the meaning given to them by the Plan.

NOW, THEREFORE, pursuant to Section 3.1 of the Plan, the Plan is hereby amended as follows:

1.	A new aggregate annual limit on Non-Employee Director cash and equity compensation shall be added to the Plan. Accordingly, the following new Section 3.23 is hereby added:

“3.23 Limits on Compensation to Non-Employee Directors.

No Non-Employee Director of the Company may be granted (in any calendar year) cash and non-cash compensation, with respect to the Non-Employee Director’s service to the Company or a subsidiary of the Company, with an aggregate value in excess of $850,000, with the value of any stock-based Awards based on the accounting grant date value of such Award.”
Except as set forth above, the Plan shall remain unmodified and in effect in accordance with its terms as of the Amendment Effective Date.

As adopted by the Board of Directors of the Company on March 3rd, 2017, contingent upon approval by the stockholders of the Company to be effective as of the Amendment Effective Date.